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                                                                    EXHIBIT 10.4



                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This document amends that certain Employment Agreement ("Agreement") made as of the 22nd day of July, 1998, by and between Daleen Technologies, Inc. (hereinafter called the "Company") and David McTarnaghan (hereinafter called the "Employee"), and Exhibit B thereto, as amended the 4th day of September, 2001, effective upon the Closing Date (as defined in the Asset Purchase Agreement among Daleen Technologies, Inc., Daleen Solutions, Inc. and Abiliti Solutions, Inc. dated October 7, 2002).

         1. Separation Benefit. The following is added as a Separation Benefit to be provided under Section 4(C)(3):

                  a. A cash amount equal to the Employee's pro rata Bonus, if such Bonus is deemed earned, payable at such time as bonuses for the annual period are paid to other executive officers of DTI.

         2. Separation Period. The parties hereto agree that the definition of "Separation Period" [Section 4(D)(4) of Exhibit B of the Agreement] will be replaced with the following effective as of the date of execution hereof:

                  a. The term "Separation Period" shall mean twelve (12) months.

         3. For Good Reason. DTI will pay Employee Separation Benefits in the event Employees terminates employment as a result of a material breach by DTI of any material provision of this Agreement that is not cured within thirty (30) days following written notice by Employee to DTI of such breach.

         4. Vacation. Employee shall receive a minimum of four (4) weeks of paid vacation annually, to be taken at times mutually agreeable to President of DTI and Employee.

         5. Notice of Termination. Employee's employment may be terminated by either party upon thirty (30) days prior written notice.

         6. Disability Benefits. In the event that Employee becomes Disabled, as defined herein, then DTI may terminate Employee's employment and Employee shall be entitled to the following:

                  a. A cash amount equal to his Base Salary earned to the date of termination, plus for the first six (6) months after Employee is terminated due to the disability, Employee shall be entitled to his then Base Salary less any amounts paid to Employee under any disability insurance policy provided by DTI; and

                  b. A cash amount equal to the Employee's pro rata Bonus, if such Bonus is deemed earned, payable at such time as bonuses for the annual period are paid to other executive officers of DTI.

         All other provisions of the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have hereunto set forth their signatures as of this 7th day of October, 2002.

EMPLOYEE:                                   COMPANY:

                                            Daleen Technologies, Inc.


/s/ David McTarnaghan                       /s/ James Daleen
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David McTarnaghan                           James Daleen, President and CEO